Exhibit 5.3

[Scott J. Lynn Letterhead]

May 20, 2020

Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I have acted as counsel to RHP Property GP, LP and RHP Property NH, LLC (the “Subsidiaries”) in connection with a registration statement on Form S-4 (the “Registration Statement”), filed by RHP Hotel Properties, LP (“RHP”), RHP Finance Corporation (“FINCO” and, together with RHP, the “Issuers”), Ryman Hospitality Properties, Inc. (“Parent”), the Subsidiaries, and the other direct or indirect subsidiaries of Parent listed on Annex A attached hereto (the “Guarantors”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on May 20, 2020 relating to the proposed offer by the Issuers, Parent, the Subsidiaries and the Guarantors to exchange (the “Exchange Offer”) an aggregate principal amount of up to $700,000,000 of the Issuers’ outstanding 4.750% Senior Notes due 2027 (the “Old Notes”) and related guarantees thereof (the “Old Guarantees”) for a like principal amount of the Issuers’ 4.750% Senior Notes due 2027 that have been registered under the Act (the “Exchange Notes”) that are to be guaranteed (the “Exchange Guarantees”) on a senior unsecured basis by Parent, the Subsidiaries and the Guarantors.

The Old Notes and the related Old Guarantees have been, and the Exchange Notes and the related Exchange Guarantees will be, issued pursuant to an Indenture dated as of September 19, 2019 (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture No. 1, dated as of October 8, 2019, (the “Supplemental Indenture”) (the Base Indenture as amended and supplemented by the Supplemental Indenture being the “Indenture”), by and among the Issuers, Parent, the Subsidiaries, the Guarantors and U.S. Bank National Association, as trustee. Issuers, Parent, the Subsidiaries and the Guarantors are proposing the Exchange Offer in accordance with the terms of a (i) a Registration Rights Agreement, dated as of September 19, 2019, among the Issuers, Parent, the Subsidiary Guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein, and (ii) a Registration Rights Agreement, dated as of October 8, 2019, among the Issuers, Parent, the Subsidiary Guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein.

In rendering the opinions expressed in this letter, I have examined the Registration Rights Agreements, the Indenture, the form of the Exchange Notes, the Exchange Guarantees and the Registration Statement. I have reviewed such organizational documents and records of the Subsidiaries, such certificates of public officials, and such other materials as I have deemed necessary or appropriate for purposes of this opinion. As to various issues of fact, I have relied upon statements and certificates of officers of the Subsidiaries without independent verification or investigation. For purposes of the opinions on the good standing or status of the Subsidiaries, I have relied solely upon a good standing certificate or certificate of status of recent date issued by the Secretary of State of Florida or Maryland, as applicable.

Ryman Hospitality Properties, Inc.

RHP Property GP, LP

RHP Property NH, LLC

May 20, 2020

In connection with my examination of documents, I have assumed the genuineness of signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to me as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. I have assumed that all documents I have reviewed (i) are the valid and binding obligations of and enforceable against each party thereto; and (ii) have been duly authorized, executed and delivered by each party thereto (provided, however, that I have not made the foregoing assumption with respect to the Subsidiaries).

I have assumed that all executed written factual statements, instruments, and other documents that I have relied upon in rendering this opinion letter have been executed by persons with legal capacity to execute such documents. Except as expressly set forth in this opinion letter, I have made no independent investigation or inquiry as to the accuracy or completeness of any representation, warranty, data, certificate or other information, written or oral, made or furnished to us in connection with the transactions contemplated by the Registration Statement.

The opinions expressed herein are limited to the limited liability company act of the State of Maryland, and the limited partnership act of the State of Florida, and no opinion is expressed with respect to (i) any federal laws of the United States of America or any other jurisdiction, or any effect which such laws may have on the opinions expressed herein or (ii) the securities or “blue sky” laws of any jurisdiction. I am not rendering any opinion, and I am not providing any assurance, as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

I have not undertaken any independent investigation to determine the existence or absence of facts, and no inference as to my knowledge of the existence or absence of any such facts should be drawn from the fact of my representation of the Subsidiaries.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1.         Each of the Subsidiaries is validly existing under the laws of its respective jurisdiction of formation, RHP Property GP, LP’s status is active in Florida, and RHP Property NH, LLC is in good standing to transact business under the laws of the State of Maryland.

2.         Each of the Subsidiaries has all requisite partnership or limited liability company power, as applicable, and partnership or limited liability company authority, as applicable, under the laws of its state of formation, to execute, deliver and perform its obligations under the Indenture and the Exchange Guarantees, in each case to the extent it is a party thereto.

Ryman Hospitality Properties, Inc.

RHP Property GP, LP

RHP Property NH, LLC

May 20, 2020

3.         The Indenture (which includes the Exchange Guarantees proposed to be issued pursuant to the Exchange Offer) has been duly authorized and validly executed and delivered by the Subsidiaries, to the extent the Subsidiaries are parties thereto.

The opinion expressed herein is rendered as of the date hereof, and I assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to my attention.

I hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of my name in the Registration Statement and in the related Prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Scott J. Lynn
Scott J. Lynn

Annex A

Subsidiary Guarantors

Opryland Hospitality, LLC	Tennessee

RHP Hotels, LLC	Delaware

RHP Partner, LLC	Delaware

RHP Property GP, LP	Florida

RHP Property GT, LLC	Delaware

RHP Property GT, LP	Delaware

RHP Property NH, LLC	Maryland